Exhibit 1A-6.1

NFT DROP MARKETING AGREEMENT

This Engagement Agreement (this "Agreement") is made and entered into as of the date first signed below, by

Non-Fungible Token (NFT) Limited ("The Company/NFTU")

Address	2 Sherbourne St, Prestwich, Manchester M25 3BB
City	Manchester
Country	United Kingdom

and:

Dated :

1. Definitions of "Services"

1.1. Drop Strategy - NFTU will endeavour to promote the NFT drops as much as possible using a number of strategies from organic and content marketing, digital PR and community building. The intent will be to primarily create publicity for the NFT drop and secondarily the Client's brand. The aim is to sell as many collectable NFTs as possible

1.2. Assistance with Organic social Management - NFTU will help in management of the Client's social accounts, providing organic content in keeping with the Client's tone of voice

1.2.1. NFTU will use visuals provided by The Client where applicable and advise on creation

1.2.2. We will post across all relevant platforms, as well as engaging with comments and other relevant content.

1.2.3. We will also endeavour to engage and interact where necessary in order to help social growth.

1.2.4. NFTU will endeavour to reach out to influencers and run other social outreach programmes where necessary

1.2.5. NFTU will write and send press across traditional and crypto news sources where applicable

2. Acknowledgements

2.1. NFTU is not responsible for changes made to the website, platform, or any other asset controlled by The Client or any other third parties that adversely affect the NFTU's service offering.

Non-Fungible Token (NFTU) Limited, 2 Sherbourne Street, Prestwich, Manchester, M25 3BB
https://nftu.io/ - hi@nftu.io

2.2. The Client acknowledges and agrees that NFTU may provide similar services to other businesses including those in the same or similar line of business as The Client and, although NFTU is willing to sign a non-disclosure agreement for The Client specifically, similar concepts may be implemented for potential competitors.

2.3. In no event shall NFTU or its agents be liable to The Client for any damages, whether direct, indirect, consequential, exemplary, punitive or otherwise, arising out of any service provided or arranged by NFTU. NFTU shall not be liable for any error, omission, defect or deficiency in any service or solution, which may result from, but not exclusive to, The Client's failure to provide complete, accurate and current information to NFTU.

2.4. Under no circumstances shall NFTU be liable to The Client for any network interruptions beyond NFTU's control, including without limitation, any downtime regarding servers or interruption of any other service or platform The Client communicates from.

3. Copyright Warranty Agreement Terms

The Client represents and warrants that:

3.1. the use, as contemplated by this Agreement, of the material supplied by The Client shall not infringe any copyright, trademark, trade secret or other third party proprietary right;

3.1.1. there is no impediment to The Client's performance of its obligations hereunder.

3.2. The Client grants NFTU unlimited license to use all items described herein, in all Internet formats now known or devised in the duration of this Agreement. NFTU also warrants that The Client named herein, will save and hold harmless NFTU, its agents, suppliers or affiliates from any and all copyright infringement judgments resulting from the unlawful use of images and property listed.

4. Confidentiality

NFTU will not disclose to any third party, any knowledge or information imparted to or obtained by it during or in connection with the fulfilment of this Agreement, which is of a secret or confidential nature relating to the business, equipment, processes relating to the equipment, the products, services, process or business strategies offered or employed by the Client. This obligation of confidence will cease to apply in relation to information that NFTU is required to disclose by any law, or which becomes part of the public domain other than as the result of a breach by NFTU of its obligations of confidence under this Agreement.

Non-Fungible Token (NFTU) Limited, 2 Sherbourne Street, Prestwich, Manchester, M25 3BB
https://nftu.io/ - hi@nftu.io

5. Term and Notice

5.1. The Client shall pay for all services in this Agreement.

5.2. The Client understands that services may be suspended or terminated upon non-payment.

5.3. The Client understands that NFTU is a VAT registered company and VAT will be applicable if The Client trades in the UK.

5.4. Requested services are as follows:

5.4.1. Drop strategy, marketing services , Organic social media management and paid media buying

5.4.1.1. This agreement starts from the XXXX and will last for a period of X calendar months

5.4.1.2. The agreed value of XXX will be paid owed immediately on start date. Each month will have a minimum allocated of XXX in paid marketing budget.

5.4.1.3. Agreed sales commissions will be paid to NFTU whenever the project launches

- fee of x% on all sales to be paid out within 48 hours receipt of sale funds. The amount shall be calculated on final sale price and ETHER or USD
- This accounts for the sale period on primary sales for the duration of this contract - two calendar months. NFTU will not take commission from any secondary sales
- Agreed allocation of XX NFTS to NFTU wallet on launch of collection

6. MISCELLANEOUS

6.1. This Agreement constitutes the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

6.2. Each of the parties acknowledges that in entering into this Agreement on the terms set out herein it has not relied on or been induced to enter into this Agreement by any representation, warranty, undertaking, promise or assurance made or given by any other party or any other person, whether or not in writing, at any time prior to the execution of this Agreement other than those expressly set out in this Agreement or any applicable Statement of Work.

6.3. If any part of any provision of this Agreement shall be invalid or unenforceable, then the remainder of such provision and all other provisions of this Agreement shall remain valid and enforceable.

Non-Fungible Token (NFTU) Limited, 2 Sherbourne Street, Prestwich, Manchester, M25 3BB
https://nftu.io/ - hi@nftu.io

6.4. No amendment or variation of the terms of this Agreement shall be effective or valid unless it is made in a written document signed by both Parties.

6.5. No delay in exercising or non-exercise by either party of any of its rights under or in connection with this Agreement shall operate as a waiver or release of that right. Any waiver of any breach of any term of this Agreement shall be in writing for it to be effective and no waiver shall be construed as a waiver of any subsequent breach of this Agreement.

6.6. Nothing in this Agreement or any document referred to in it or any arrangement contemplated by it shall be construed as creating a partnership between the parties for any purpose whatsoever and neither party shall have the power or authority to bind the other party or impose any obligations on it to the benefit of any third party.

6.7. This Agreement shall be governed by and construed in accordance with the laws of the United Kingdom.

6.8. A Party is not entitled to transfer his rights according to this Agreement and/or any part thereof, nor is he allowed to transfer or assign to another any right, obligation given and/or incumbent upon him by reason of this Agreement, except under a written consent of the other Party given in advance.

6.9. In any and all matters connected with, arising from or related to this Agreement and the performance thereof parties shall use the English language.

IN WITNESS WHEREOF, the parties hereby agree and accept the foregoing terms and provisions of this Agreement and have executed this Agreement on the respective dates shown by their signatures.

For and on behalf of Non-Fungible Token (NFT) Limited	For and on behalf of XXX
Name: **Date:**	Name **Date:**

Non-Fungible Token (NFTU) Limited, 2 Sherbourne Street, Prestwich, Manchester, M25 3BB
https://nftu.io/ - hi@nftu.io